Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
January 25, 2010		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Enters into $300 Million Credit Facility and Provides Update on its Pending Acquisition of Alltel Assets

Salem, MA (January 25, 2010) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported that it has amended and restated its existing senior secured credit facility, providing for the addition of a new $150 million term loan to be used to fund the Company’s previously announced pending acquisition of former Alltel Corporation assets from Verizon Wireless.   The amended and restated credit facility also includes a $73.9 million term loan, which is the amount of the term loan outstanding under the Company’s previous credit facility and a $75 million revolving loan, which was also available under its previous credit facility.  CoBank, ACB acted as administrative agent and lead arranger in the transaction.

The Company expects to borrow the entire amount of the new $150 million term loan in connection with the proposed acquisition of the former Alltel assets, which the Company currently expects to complete, subject to the receipt of certain regulatory consents, during the first quarter of 2010.

The term loans mature on September 30, 2014 and the revolving loan matures on September 10, 2014.  Amounts borrowed under the credit facility bear interest at a rate equal to, at the Company’s option, either (a) the London Interbank Offered Rate (LIBOR) plus an applicable margin ranging from 3.50% to 4.75% or (b) a base rate (equal to the higher of (x) 1.50% plus LIBOR or (y) the prime rate) plus an applicable margin ranging from 2.50% to 3.75%.

Alltel Acquisition Update

Based upon the most current available information, which indicates a stable subscriber base of over 800,000 post-paid and pre-paid subscribers, the Company expects annual service revenues, which excludes revenues from handset and equipment sales, from the acquired Alltel assets to be approximately $450 - $500 million for the first twelve months following the close of the transaction. Current internal projections call for EBITDA (earnings before interest, taxes, depreciation and amortization) margins from the Alltel assets to be below industry standards during that period, reflecting front-loaded transition and operating expenses.   EBITDA margins are expected to progressively increase in the period and to reach more normalized levels, ranging from 20% to 30% by 2011. The Company’s estimates are based on current information and assumptions and are therefore subject to change.  The Company intends to provide an update to these estimates as part of its fourth quarter earnings announcement in early March.

“We are moving ahead to ensure that we provide our customers with a seamless transition once the Alltel acquisition is completed, which we expect will be within the first quarter of this year,” said Michael Prior, CEO of Atlantic Tele-Network. “We have succeeded in attracting a formidable corporate leadership team for these operations comprised of many former Alltel executives and led by Frank O’Mara, former Executive Vice President of Alltel. Also, our decision to locate the subsidiary headquarters in Little Rock, Arkansas will give us ready access to an experienced and knowledgeable workforce,” noted Mr. Prior.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Salem, Massachusetts, is a telecommunications company operating advanced wireless, wireline and both terrestrial and submarine fiber optic networks in North America and the Caribbean.  Its principal subsidiaries include: Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider for all local, long-distance and international services, as well as a wireless service provider in Guyana; Bermuda Digital Communications Ltd., which is the leading provider of wireless voice and data services in Bermuda operating as Cellular One, and an early-stage wireless provider in Turks & Caicos through its IslandCom subsidiary; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England and high capacity communications network transport services in New York State through its ION subsidiary; and Choice Communications, LLC, which provides wireless broadband services in the U.S. Virgin Islands.

Cautionary Language Concerning Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements relates to, among other matters, the successful completion of the Alltel transaction, including receipt of necessary regulatory approvals, and the expected timetable thereof; the estimated financial performance and contribution of the Alltel assets once operated by the Company, including annual revenues and expected EBITDA margins; and the Company’s further operating plans.  These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors.  Such factors include, among others, (i) the ability to receive the requisite regulatory consents and approvals to complete the Alltel transaction; (ii) the ability of ATN to operate a retail wireless business; and (iii) the general performance of the acquired Alltel assets.  Additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth under Item 1A “Risk Factors” of the Company’s Form 10-K for the year ended December 31, 2008.  The information set forth herein speaks only as of the date hereof, and ATN disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this news release.

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